EXHIBIT 99

BOSTON BEER REPORTS OVER 15% INCREASE IN THIRD QUARTER
NET REVENUE

BOSTON, MA (11/2/05) -- The Boston Beer Company, Inc. (NYSE: SAM) achieved third quarter 2005 diluted earnings per share of $0.29 and net income of $4.2 million, up $0.08 per share and $1.2 million, respectively, from the same period last year. Net revenue increased by 15.5% to $63.2 million in the third quarter of 2005, driven by an 11.8% increase in shipment volume and a 3.3% increase in net revenue per barrel as compared to the same quarter last year. For the nine months ended September 24, 2005, the Company recorded diluted earnings per share of $0.91 and net income of $13.3 million, up $0.24 per share and $3.6 million, respectively, versus the same period in 2004. Net revenue increased by 7.5% to $173.6 million during the first nine months of 2005 compared to the same period in the prior year.

Jim Koch, Chairman and Founder of the Company, commented, "We are very pleased by the almost 9% depletion growth achieved in the third quarter, which resulted in almost 5% growth for the first nine months as compared to the first nine months of 2004. The craft beer category has grown this year, despite price increases, while the beer industry as a whole has been relatively flat. We believe that the brand communication that we introduced in March 2005 has better positioned Samuel Adams to benefit from this category trend."

Martin Roper, Boston Beer Company President and CEO, added, "The depletion growth achieved through the end of the third quarter reflected improvements in all major brand trends. During the third quarter, we saw growth in the Samuel Adams Brand Family. Growth in Samuel Adams Seasonals and Brewmaster's Collection was offset somewhat by declines in Samuel Adams Boston Lager and Sam Adams Light. We think that our brand health has been positively impacted by the "Take Pride in Your Beer" communication and are encouraged by our volume trends, which we believe are primarily benefiting from the health of Better Beer and the Craft category. We also experienced growth in Twisted Tea and we are evaluating the resources that are appropriate for the brand."

Third Quarter Results

Reported shipment volume for the period was approximately 0.4 million barrels, an 11.8% increase from the same period in 2004. Wholesaler inventory levels at the end of the third quarter of 2005 were at normal levels, based on historical measures.

Distributor sales of the Boston Beer brands to retail (depletions) increased by almost 9% during the third quarter of 2005 compared to the same period last year. The Samuel Adams Brand Family grew with increases in Samuel Adams® Seasonals and Brewmaster's Collection, offsetting some weakness in Samuel Adams Boston Lager®

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and Sam Adams Light®. The Company also benefited from significant growth in sales of Twisted Tea® which is a regional brand sold in some states.

The Company's net income of $4.2 million, or $0.29 per diluted share, for the three months ended September 24, 2005, increased by $1.2 million or $0.08 per diluted share from the same period last year. Net revenue increased by $8.5 million, or 15.5%, during the third quarter of 2005 as compared to the prior year period due to the increase in shipment volume and a 3.3% increase in net revenue per barrel. The increase in net revenue per barrel is due to price increases and a shift in the product and package mix. Gross margin as a percentage of net sales increased to 59.1% in the third quarter of 2005 from 58.5% in the same quarter last year. The increase in gross margin during the third quarter of 2005 was due to price increases that were only partially offset by higher packaging material and production costs. Advertising, promotional and selling expenses increased by $3.4 million during the quarter as compared to the prior year, primarily due to higher freight fuel costs and advertising expenditures.

Year-to-Date Results

Reported shipment volume for the nine month period was 1.0 million barrels, a 4.8% increase from the same period in 2004.

Distributor sales of the Boston Beer brands to retail (depletions) increased by almost 5% during the first nine months of 2005 compared to the same period last year. The year to date brand trends are similar to the quarter trends.

The Company's recorded net income of $13.3 million, or $0.91 per diluted share for the nine months ended September 24, 2005, increased by $3.6 million, or $0.24 per diluted share, as compared to the same period last year. Net revenue increased $12.1 million or 7.5% due to the increase in shipment volume and a 2.6% increase in net revenue per barrel. The increase in net revenue per barrel is due primarily to price increases and a shift in the product and package mix. Gross margins as a percent of net sales increased to 60.0% from 59.5% in the same period last year, principally due to net price increases only partially offset by unfavorable packaging material and production costs. Advertising, promotional and selling expenses increased by $1.6 million, or 2.2%, for the nine months ended September 24, 2005 compared to the same period last year, driven by higher fuel costs. General and administrative expenses increased by $1.6 million compared to the same period last year, primarily due to increases in salaries and accounting and legal fees.

Other Matters

Shipments and orders in-hand suggest that core shipments for October and November 2005 could be up approximately 20% as compared to the same period in 2004. Actual shipments may differ, however, and no inferences should be drawn with respect to shipments in future periods.

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Martin Roper cautioned, "October and November growth rates are significantly ahead of known depletion brand trends, which is unexpected, and it is unclear at this time what impact, if any, this will have on wholesaler inventories at year end."

Bill Urich, Boston Beer's Chief Financial Officer, commented, "Our 2005 full year earnings per share target of between $0.96 and $1.00 remains essentially unchanged from what we have previously communicated. This earnings per share target assumes that fourth quarter shipments will be in line with year to date depletion trends. We expect gross margins for the rest of the year to be slightly below our third quarter 2005 rate and full year advertising, promotional and selling expenditures to exceed the full year 2004 by between $5.0 and $8.0 million. The increase in advertising, promotional and selling expenditures is higher than our previous projections because of increased fuel related freight costs and continued advertising and selling investment behind our brands. As we look forward to 2006, we are seeing extraordinary cost pressures on all items but especially freight costs, the size and consistency of which we have not seen before. We are evaluating potential price increases for 2006, but our ability to raise pricing will be affected by competitive moves and an assessment of such increases on our volume trends. Based on current cost increase knowledge and preliminary pricing expectations, 2006 gross margin could be down as much as one percentage point below full year 2005. Our ability to achieve historical levels of earnings growth in 2006 will be dependent on our ability to achieve challenging targets for volume, pricing and costs. We continue to pursue cost savings initiatives and all pricing opportunities in order to preserve our economics and allow us to continue to support our brands with appropriate investment and grow our volumes and earnings."

"We have substantially completed the $6.5 million expansion project at the Company's Cincinnati, Ohio brewery that we began earlier this year," Urich continued. "We now expect our capital expenditures for the year to be approximately $15.0 million. Our operating cash generated year to date is strong at $21.6 million, resulting in $61.6 million in cash and short term investments as of the end of the third quarter."

During the three months ended September 24, 2005, the Company repurchased $7.2 million of its Class A Common Stock. Through October 31, 2005, the Company has repurchased a cumulative total of approximately 7.6 million shares of its Class A Common Stock for an aggregate purchase price of $86.2 million, and had $13.8 million remaining on the $100.0 million share buyback expenditure limit. As of October 31, 2005, the Company had 9.8 million shares of Class A Common Stock and 4.1 million shares of Class B Common Stock outstanding.

The Boston Beer Company is America's leading brewer of handcrafted, full-flavored beers. Founder and Brewer, Jim Koch, brews Samuel Adams beers using the time-honored, traditional four-vessel brewing process, and the world's finest all-natural ingredients. With 18 distinctive, award-winning styles of beer, Samuel Adams offers discerning beer drinkers a variety of brews. The brewery has won more awards in international beer-tasting competitions in the last five years than any other brewery in the

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world. Samuel Adams is an independent brewery and has half of a percent of the domestic beer market. The Company's flagship brand, Samuel Adams(R) Boston Lager, is brewed using the same recipe and processes that Jim Koch's great-great grandfather used in the mid 1800s. The result is a beer renowned by drinkers for its full flavor, balance, complexity, and consistent quality. For more information, visit www.samueladams.com or visit www.bostonbeer.com for financial information.

Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including, but not limited to, the Company's report on Form 10-K for the years ended December 25, 2004 and December 27, 2003. Copies of these documents may be found on the Company's website, www.bostonbeer.com or obtained by contacting the Company or the SEC.

Wednesday, November 2, 2005

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THE BOSTON BEER COMPANY, INC.
Financial Results
(In thousands, except per share data)

Operating Results:

	(unaudited)		(unaudited)
	Quarter Ended		9 Months Ended

	September 24,	September 25,	September 24,	September 25,
	2005	2004	2005	2004

Barrels sold	359	321	992	947

Revenue	$69,743	$60,477	$191,863	$178,303
Less excise taxes	6,533	5,743	18,311	16,898

Net revenue	63,210	54,734	173,552	161,405
Cost of goods sold	25,838	22,738	69,416	65,315

Gross profit	37,372	31,996	104,136	96,090
Advertising, promotional and
selling expenses	26,816	23,391	71,697	70,129
General and administrative
expenses	4,353	3,926	12,372	10,765

Total operating expenses	31,169	27,317	84,069	80,894

Operating income	6,203	4,679	20,067	15,196
Interest income	425	183	1,205	570
Other income (expense), net	175	1	393	(238)

Income before income taxes	6,803	4,863	21,665	15,528
Provision for income taxes	2,616	1,838	8,372	5,870

Net income	$4,187	$3,025	$13,293	$9,658

Net income per share - basic	$0.30	$0.21	$0.94	$0.68

Net income per share - diluted	$0.29	$0.21	$0.91	$0.67

Weighted average number of
common shares - basic	14,070	14,162	14,201	14,103

Weighted average number of
common shares - diluted	14,437	14,595	14,580	14,479

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com

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Consolidated Balance Sheets:
(in thousands, except share data)
	(unaudited)
	September 24,	December 25,
	2005	2004

Assets
Current Assets:
Cash and cash equivalents	$37,396	$35,794
Short-term investments	24,250	24,000
Accounts receivable, net of allowance for
doubtful accounts of $449 and $597 as of
September 24, 2005 and December 25, 2004,
respectively	14,438	12,826
Inventories	12,452	12,561
Prepaid expenses and other assets	1,572	1,113
Deferred income taxes	1,224	1,474

Total current assets	91,332	87,768

Property, plant and equipment, net	25,072	17,222
Other assets	1,050	1,095
Goodwill	1,377	1,377

Total assets	$118,831	$107,462

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$11,309	$9,744
Accrued expenses	20,787	16,494

Total current liabilities	32,096	26,238

Deferred income taxes	2,037	2,085
Other liabilities	721	769

Stockholders' Equity
Class A Common Stock, $.01 par value;
22,700,000 shares authorized; 9,799,527 and
10,088,869 issued and outstanding as of
September 24, 2005 and December 25, 2004,
respectively	98	101
Class B Common Stock, $.01 par value;
4,200,000 shares authorized; 4,107,355
issued and outstanding	41	41
Additional paid-in capital	69,380	66,157
Unearned compensation	(398)	(280)
Accumulated other comprehensive loss	(140)	(203)
Retained earnings	14,996	12,554

Total stockholders' equity	83,977	78,370

Total liabilities and stockholders' equity	$118,831	$107,462

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Consolidated Statements of Cash Flows:
(in thousands)

	(unaudited)
	Nine Months Ended

	September 24,	September 25,
	2005	2004

Cash flows from operating activities:
Net income	$13,293	$9,658
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	3,198	3,856
Gain on disposal of property, plant and
equipment	(6)	(1)
Bad debt (recovery) expense	(148)	65
Realized loss on sale of short-term
investments	-	229
Stock option compensation expense	108	91
Tax benefit from stock options exercised	853	709
Changes in operating assets and liabilities:
Accounts receivable	(1,464)	(1,968)
Inventories	109	(1,005)
Prepaid expenses and other assets	(433)	1,129
Deferred income taxes	280	29
Accounts payable	1,565	2,032
Accrued expenses	4,293	1,042
Other liabilities	(48)	(47)

Net cash provided by operating activities	21,600	15,819

Cash flows used in investing activities:
Purchases of property, plant and equipment	(10,950)	(3,530)
Proceeds on disposal of property, plant and
equipment	14	1
Purchases of short-term investments	(350)	(26,256)
Proceeds from the sale of short-term investments	100	20,983

Net cash used in investing activities	(11,186)	(8,802)

Cash flows (used in) provided by financing
activities:
Repurchase of stock	(10,854)	-
Proceeds from exercise of stock options	1,821	2,015
Net proceeds from the sale of Investment Shares	221	189

Net cash (used in) provided by financing
activities	(8,812)	2,204

Change in cash and cash equivalents	1,602	9,221

Cash and cash equivalents at beginning of period	35,794	27,792

Cash and cash equivalents at end of period	$37,396	$37,013

Supplemental disclosure of cash flow information:
Income taxes paid	$6,134	$4,100

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